Exhibit 99.1

FOR IMMEDIATE RELEASE

Z Capital Partners Completes Acquisition of Affinity Gaming

NEW YORK, February 1, 2017 — Z Capital Partners, L.L.C. (“Z Capital”), the private equity management arm of Z Capital Group, L.L.C. (“Z Capital Group”), a leading global alternative investment manager focused on opportunistic, value-oriented private equity and credit funds, today announced the successful completion of its acquisition of Affinity Gaming (“Affinity” or “the Company”), a diversified casino gaming operator. Z Capital and its affiliates purchased the remaining outstanding shares of Affinity for $17.35 per share. The all-cash transaction values Affinity at approximately $580 million. Affinity’s stockholders approved the August 22, 2016 merger agreement between Affinity and certain affiliates of Z Capital at a special meeting on December 13, 2016.

James Zenni, Founder, President and Chief Executive Officer of Z Capital Group, has served on Affinity’s Board of Directors since August 26, 2014 and will become Chairman of the Board upon closing.

“We are pleased to have reached this significant milestone,” said Mr. Zenni. “We have had great respect for Affinity Gaming and its strong commitment to guests, employees, and partners for many years and have long believed that Affinity needs a long-term capital partner to position it for future growth. Since joining Affinity’s Board, we have brought in a best-in-class management team led by its CEO Michael Silberling and achieved a remarkable turnaround, which has resulted in market-leading EBITDA growth among regional casino operators for the last two years. We look forward to leveraging Z Capital’s broad expertise across the hospitality, restaurant, retail and consumer sectors to help Affinity continue to expand in attractive markets, while continuing to drive profitability through operating improvements and enhanced efficiencies.”

“Since joining Affinity in 2014, Z Capital has been an invaluable ally in executing our strategic initiatives,” said Michael Silberling, Chief Executive Officer of Affinity. “Z Capital shares our commitment to our valued customers, and I look forward to continuing to partner with the Z Capital team to grow and provide high-quality entertainment at affordable prices.”

Citizens Capital Markets, Inc. acted as financial advisor and Sidley Austin LLP served as legal counsel to Z Capital in connections with the transaction. Deutsche Bank Securities Inc. acted as the Special Committee’s financial advisor and Morrison & Foerster LLP served as its legal advisor.

About Z Capital Partners

Z Capital Partners, L.L.C. is the private equity management arm of Z Capital Group, L.L.C, a leading global alternative investment manager with approximately $2.3 billion of regulatory assets under management with offices in New York, NY; Lake Forest, IL; and Zurich, Switzerland. Z Capital Group manages opportunistic, value-oriented private equity and credit funds. Its investors include prominent global sovereign wealth funds, endowments, pension funds, insurance companies, foundations, family offices, and other institutions in North America, Europe, Asia, Africa and the Middle East. For more information, please visit www.zcapgroup.net.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in

Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Forward-Looking Statements

Certain statements contained in this document are forward-looking statements. Forward-looking statements are inherently uncertain as they are based on expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Statements in this document are not intended to be, and should not be construed as, legal, business, investment, or tax advice. This document is not intended to be relied upon as the basis for any investment decision. Past performance is not a guarantee of future results. This material is not, and is not intended as, an offer or solicitation for the purchase or sale of any financial instrument.

Contacts

Z Capital

Jonathan Keehner / Julie Oakes / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Affinity Gaming

Joseph Jaffoni, Richard Land, and Jim Leahy

JCIR (212) 835-8500

affinity@jcir.com